Exhibit 99.1

Huttig Building Products Announces Third Quarter Results;

Takes Charge of $17.2 Million Related to Restructuring Program

ST. LOUIS, MO, October 30, 2006 – Huttig Building Products, Inc. (NYSE: HBP), a leading domestic distributor of millwork, building materials and wood products, today announced results for the three and nine months ended September 30, 2006. The Company also announced an expanded restructuring program to reduce costs and increase efficiencies. In the third quarter, Huttig incurred charges of $17.2 million associated with this program, and expects to incur additional charges of approximately $1.4 million in the fourth quarter.

The $17.2 million in charges incurred in the third quarter of 2006 were comprised of:

•	$10.9 million in asset impairment charges related to Huttig’s decision to discontinue implementation of a new enterprise resource planning system and pursue a less costly alternative of upgrading its current system;

•	$4.3 million included in cost of sales to liquidate and write down discontinued product inventory in connection with the exit of a wood decking product line and the conversion of six branches to a previously announced new exterior door vendor;

•	$0.6 million included in cost of sales to liquidate and write down inventory in connection with the previously announced closure in the third quarter of two branches (Minneapolis, MN and Hazelwood, MO) and consolidation of the Ft. Wayne, IN facility into the Indianapolis, IN branch;

•	$1.3 million in other charges, primarily severance and lease termination, resulting from the third quarter branch closures and consolidation; and

•	$0.1 million related to severance costs associated with a separate, company-wide workforce reduction of approximately 50 employees in the third quarter, in addition to the reductions in workforce associated with the branch closures and consolidation.

Summary of Third Quarter Results

(All comparisons are to the same period last year unless otherwise indicated)

(In millions, except per share data)	Three Months Ended September 30, 2006		Three Months Ended September 30, 2005
Net Sales	$294.2		$301.9
Gross Margin	$49.9	17.0%	$58.5	19.4%
Operating Expenses	$63.0	21.4%	$47.1	15.6%
Operating Profit (Loss)	$(13.1)	(4.5)%	$11.4	3.8%
Income (Loss) from Continuing Operations	$(9.1)	(3.1)%	$6.3	2.1%
EPS from Continuing Operations (diluted)	$(0.45)		$0.31
Cash Provided (Used) in Operating Activities of Continuing Operations	$4.2		$(3.2)

Huttig reported third quarter net sales from continuing operations of $294.2 million in 2006, a 3% decrease from last year. The operating loss was ($13.1) million, or (4.5%) of net sales. Loss from continuing operations was ($9.1) million, or ($0.45) per diluted share. This compares to income from continuing operations of $6.3 million, or $0.31 per diluted share, last year. Cash provided from operating activities of continuing operations totaled $4.2 million as compared to cash used in operating activities of continuing operations of $3.2 million last year.

The table below shows the operating results from continuing operations excluding the third quarter 2006 charges.

(In millions)	Three Months Ended September 30, 2006				Three Months Ended September 30, 2005
	As Reported	Charges	Excluding Charges
Net Sales	$294.2		$294.2		$301.9
Gross Margin	$49.9	$4.9	$54.8	18.6%	$58.5	19.4%
Operating Expenses	$63.0	$(12.3)	$50.7	17.2%	$47.1	15.6%
Operating Profit (Loss)	$(13.1)	$17.2	$4.1	1.4%	$11.4	3.8%

Excluding the third quarter charges of $17.2 million, operating profit was $4.1 million, or 1.4% of net sales, compared to operating profit of $11.4 million, or 3.8% of net sales, last year. Third quarter 2006 results also reflect a drop in housing starts to an average annualized rate of approximately 1.7 million compared to approximately 1.9 million in the second quarter of 2006 and approximately 2.1 million in the year ago third quarter. In addition, third quarter results include non-cash stock-based compensation expense of $0.5 million, compared to $0.1 million last year. Huttig began expensing stock options and other share-based compensation in accordance with FASB SFAS No. 123R effective in the first quarter of 2006.

Huttig’s national account strategy continues to be successful. Sales to national accounts represented 33.5% of sales in the third quarter of 2006, as compared to 31.7% in the same period in 2005. Building products and engineered wood sales increased 4% and 3%, respectively, in the 2006 third quarter as compared to the 2005 third quarter, while sales of millwork products decreased 2% from the 2005 third quarter. Three of Huttig’s four regions experienced sales declines in the 2006 third quarter over the prior year period. Huttig’s gross margins were negatively impacted by the $4.9 million of charges related to the inventory liquidations and write-downs, and lower margins on commodity wood products and doors.

Summary of First Nine Months Results

(All comparisons are to the same period last year unless otherwise indicated)

(In millions, except per share data)	Nine Months Ended September 30, 2006		Nine Months Ended September 30, 2005
Net Sales	$871.6		$832.7
Gross Margin	$161.0	18.5%	$158.9	19.1%
Operating Expenses	$162.5	18.6%	$135.4	16.3%
Operating Profit (Loss)	$(1.5)	(0.2)%	$26.0	3.1%
Income (Loss) from Continuing Operations	$(3.4)	(0.4)%	$13.8	1.7%
EPS from Continuing Operations (diluted)	$(0.17)		$0.68
Cash Provided (Used) in Operating Activities of Continuing Operations	$(27.3)		$(23.7)

Huttig reported first nine months net sales from continuing operations of $871.6 million in 2006, a 5% increase over last year. The operating loss was ($1.5) million in the first nine months of 2006 and included $17.2 million in charges discussed above. The 2006 first nine months results also include non-cash stock-based compensation expense of $1.4 million, compared to $0.5 million last year. Cash used in operating activities of continuing operations increased to $27.3 million from $23.7 million last year.

The table below shows the operating results from continuing operations excluding the third quarter 2006 charges.

(In millions)	Nine Months Ended September 30, 2006				Nine Months Ended September 30, 2005
	As Reported	Charges	Excluding Charges
Net Sales	$871.6		$871.6		$832.7
Gross Margin	$161.0	$4.9	$165.9	19.0%	$158.9	19.1%
Operating Expenses	$162.5	$(12.3)	$150.2	17.2%	$135.4	16.3%
Operating Profit (Loss)	$(1.5)	$17.2	$15.7	1.8%	$26.0	3.1%

Excluding the third quarter charges, the operating profit was $15.7 million, or 1.8% of net sales, compared to $22.9 million, or 2.8% of net sales, last year (excluding a $2.5 million gain on disposal of capital assets and a $0.6 million favorable legal settlement in the 2005 first quarter).

Bank debt net of cash increased to $62.9 million at September 30, 2006 from $60.5 million at September 30, 2005. At September 30, 2006, total debt to total capitalization was 39.2% compared to 38.5% at September 30, 2005.

Huttig also announced its decision to close in the fourth quarter of 2006 two smaller distribution centers, one in Albany, NY, and the other in Grand Rapids, MI. The Albany, NY distribution center operations will be consolidated into the Selkirk, NY, and Newington, CT branches. The Grand Rapids, MI branch is relatively small and operates in a difficult housing market. The closing and consolidation will result in operating charges of approximately $1.0 million before tax, which is expected to be recognized during the 2006 fourth quarter.

In addition, Huttig expects to reduce its work force by an additional 130 positions in the fourth quarter of 2006 and expects to recognize a charge in that quarter of approximately $0.4 million to cover associated severance costs. After taking these actions, the Company will have reduced its workforce by approximately 240 positions or 11% from June 30, 2006 levels, including approximately 60 positions eliminated at closed branches.

The Company’s third quarter and fourth quarter reductions in force are expected to generate approximately $7.5 million in savings on an annualized basis. In addition, the five branch closures and consolidations are expected to result in annual operating profit improvements of approximately $3.6 million. “While no company wants to take these actions, we believe they are necessary to improve our cost structure and operating margins, and ensure that Huttig remains focused and operates at maximum efficiency during the current weakness in the housing market,” said Jon Vrabely, Chief Operating Officer, who, on January 1, 2007, will become Huttig’s Chief Executive Officer, as previously announced. “These actions are also designed to better position Huttig to serve its customer base through stronger, more focused branches.”

On October 20, 2006, as previously announced, Huttig entered into a new, five-year $160 million asset based senior secured revolving credit facility arranged by GE Capital Markets and initially funded by GE Commercial Finance. The new facility increased Huttig’s borrowing availability, and reduces both the LIBOR margin pricing and financial covenant monitoring. In connection with the closing of the new facility, Huttig terminated a $130 million revolving loan commitment and a $21.4 million term loan under its prior credit facility, which was due to mature in September 2009. In addition, the Company terminated an interest rate swap, scheduled to mature in September 2009, which was associated with the $21.4 million term loan under the prior facility. The interest rate swap termination resulted in a cash gain of approximately $0.6 million that partially offset a non-cash charge of approximately $1.1 million for writing off unamortized costs associated with the prior loan facility. Both the cash gain and write-off will be recognized in the 2006 fourth quarter.

Updated Outlook

“We expect housing starts to remain under pressure for the next 12 to 24 months,” Mr. Vrabely said. “As a result, during the balance of 2006 we are focusing on reducing our cost structure and improving our operating efficiencies so that we will be well positioned for what will likely be a challenging market in

2007. Going forward, we will continue our national products, national accounts and geographic expansion strategies, but with an increased focus on profitability,” continued Mr. Vrabely. “As a result of the charges to be recorded in 2006 associated with our restructuring program, and taking into account the difficult housing market, we now expect to record a modest operating loss (before interest, write-off of unamortized loan fees and taxes) for 2006 on sales of close to $1.1 billion. Looking ahead, I am excited about the opportunity to serve as Chief Executive Officer of Huttig and look forward to reporting improved operating results in the future.”

Conference Call

Management will host a conference call on Tuesday, October 31, 2006, at 8:30 AM Eastern Time (7:30 AM Central Time) to discuss financial results for the third quarter ended September 30, 2006. To access the conference call, please dial 1-888-694-4702 and enter PIN number 7929710 approximately ten minutes prior to the scheduled time. A replay of the conference call will be available through November 14, 2006 by dialing 1-877-519-4471. The required PIN number for the replay is 7929710.

About Huttig

Huttig Building Products, Inc., currently in its 121st year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 42 distribution centers serving 46 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

Contact:

Anreder & Company, 212-532-3232

Steve Anreder, steven.anreder@anreder.com

Gary Fishman, gary.fishman@anreder.com

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In Millions, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$294.2	$301.9	$871.6	$832.7
Cost of sales	244.3	243.4	710.6	673.8

Gross margin	49.9	58.5	161.0	158.9
Operating expenses	63.0	47.1	162.5	135.4
Gain on disposal of capital assets	—	—	—	(2.5)

Operating profit	(13.1)	11.4	(1.5)	26.0
Interest expense, net	1.6	1.2	3.9	3.5

Income (Loss) from continuing operations before income taxes	(14.7)	10.2	(5.4)	22.5
Provision (benefit) for income taxes	(5.6)	3.9	(2.0)	8.7

Income (Loss) from continuing operations	(9.1)	6.3	(3.4)	13.8
Income from discontinued operations, net of taxes	—	—	—	1.3

Net Income (Loss)	$(9.1)	$6.3	$(3.4)	$15.1

Net Income (Loss) from Continuing Operations Per Share - Basic	$(0.45)	$0.31	$(0.17)	$0.69
Net Income from Discontinued Operations Per Share - Basic	—	—	—	0.07

Net Income (Loss) Per Share - Basic	$(0.45)	$0.31	$(0.17)	$0.76

Net Income (Loss) from Continuing Operations Per Share - Diluted	$(0.45)	$0.31	$(0.17)	$0.68
Net Income from Discontinued Operations Per Share - Diluted	—	—	—	0.06

Net Income (Loss) Per Share - Diluted	$(0.45)	$0.31	$(0.17)	$0.74

Basic shares outstanding	20,307	20,165	20,259	19,898

Diluted shares outstanding	20,307	20,577	20,259	20,393

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions)

	September 30, 2006	December 31, 2005	September 30, 2005
	(unaudited)		(unaudited)
ASSETS

Current Assets:
Cash and equivalents	$6.8	$1.4	$3.7
Trade accounts receivable, net	105.2	85.3	118.8
Inventories	125.1	99.7	109.9
Other current assets	9.4	15.7	8.7

Total current assets	246.5	202.1	241.1

Property, Plant and Equipment:
Land	6.0	5.8	5.8
Building and improvements	32.5	31.6	30.7
Machinery and equipment	32.0	33.8	32.4

Gross property, plant and equipment	70.5	71.2	68.9
Less accumulated depreciation	39.5	34.8	34.0

Property, plant and equipment, net	31.0	36.4	34.9

Other Assets:
Goodwill, net	19.1	19.1	19.0
Other	7.2	7.9	8.1
Deferred income taxes	3.5	1.3	1.7

Total other assets	29.8	28.3	28.8

Total Assets	$307.3	$266.8	$304.8

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions, Except Share and Per Share Data)

	September 30, 2006	December 31, 2005	September 30, 2005
	(unaudited)		(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current maturities of long-term debt	$7.1	$9.7	$7.5
Trade accounts payable	94.8	88.5	94.8
Deferred income taxes	2.2	5.1	5.9
Accrued compensation	6.4	9.8	7.5
Other accrued liabilities	13.1	11.3	11.9

Total current liabilities	123.6	124.4	127.6

Non-current Liabilities:
Long-term debt, less current maturities	66.3	23.5	62.1
Other non-current liabilities	3.6	4.0	3.7

Total non-current liabilities	69.9	27.5	65.8

Shareholders’ Equity:
Preferred shares; $.01 par (5,000,000 shares authorized)	—	—	—
Common shares; $.01 par (50,000,000 shares authorized; at September 30, 2006, December 31, 2005 and September 30, 2005 - 20,896,145 shares issued)	0.2	0.2	0.2
Additional paid-in capital	36.7	35.2	35.3
Retained earnings	80.3	83.7	80.4
Unearned compensation - restricted stock	(1.7)	(0.7)	(1.0)
Accumulated other comprehensive income	0.3	0.4	0.3
Less: Treasury shares, at cost (373,504 shares at September 30, 2006, 728,319 shares at December 31, 2005 and 723,194 shares at September 30, 2005)	(2.0)	(3.9)	(3.8)

Total shareholders’ equity	113.8	114.9	111.4

Total Liabilities and Shareholders’ Equity	$307.3	$266.8	$304.8

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$(9.1)	$6.3	$(3.4)	$15.1
Adjustments to reconcile net income (loss) to cash used in operations:
Net income from discontinued operations	—	—	—	(1.3)
Depreciation and amortization	1.8	1.7	4.7	4.7
Asset impairment	10.9	—	10.9	—
Non-cash stock compensation expense	0.5	0.1	1.4	0.5
Gain on disposal of capital assets	—	—	—	(2.5)
Other adjustments	(6.4)	0.8	(5.2)	0.9
Changes in operating assets and liabilities:
Trade accounts receivable	3.6	(11.3)	(19.9)	(43.4)
Inventories	9.3	0.4	(25.4)	(27.4)
Trade accounts payable	(8.8)	(1.3)	6.3	30.9
Other	2.4	0.1	3.3	(1.2)

Net cash provided by (used in) operating activities of continuing operations	4.2	(3.2)	(27.3)	(23.7)
Net cash provided by (used in) operating activities of discontinued operations	—	0.8	—	(1.0)

Total cash provided (used in) operating activities	4.2	(2.4)	(27.3)	(24.7)

Cash Flows From Investing Activities:
Capital expenditures	(1.7)	(1.2)	(8.1)	(4.5)
Acquisition of Texas operations	—	—	—	(15.0)
Proceeds from disposition of capital assets	0.2	0.1	0.3	2.7
Proceeds from disposition of discontinued operations	—	—	—	10.8

Total cash used in investing activities	(1.5)	(1.1)	(7.8)	(6.0)

Cash Flows From Financing Activities:
Borrowing and repayment of debt, net	2.5	(3.4)	39.4	28.0
Exercise of stock options	0.1	0.2	0.8	3.0
Tax benefit on exercise of stock options	—	0.1	0.3	1.5

Total cash provided by (used in) financing activities	2.6	(3.1)	40.5	32.5

Net Increase in Cash and Equivalents	5.3	(6.6)	5.4	1.8
Cash and Equivalents, Beginning of Period	1.5	10.3	1.4	1.9

Cash and Equivalents, End of Period	$6.8	$3.7	$6.8	$3.7

Supplemental Disclosure of Cash Flow Information:
Interest paid	$1.1	$1.1	$3.2	$3.3
Income taxes paid	$1.3	$0.6	$4.5	$4.1
Assets acquired with debt obligations	$—	$—	$0.8	$3.1